Exhibit 99.1

The New York Times Company Reports 2010 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 3, 2011--The New York Times Company (NYSE: NYT) announced today 2010 fourth-quarter and full-year results, which are detailed below.

  Total revenues decreased 2.9 percent in the fourth quarter of 2010 compared with the fourth quarter of 2009 as advertising and circulation revenues declined 3.1 percent and 3.6 percent, respectively. Increased digital advertising revenues, which rose 11.1 percent, partially offset a 7.2 percent decrease in print advertising revenues.
  Operating costs excluding depreciation, amortization and severance decreased 1.8 percent in the fourth quarter of 2010 versus the fourth quarter of 2009. On a GAAP basis, the Company’s operating costs decreased 5.3 percent in the fourth quarter of 2010 versus the fourth quarter of 2009.
  Operating profit excluding depreciation, amortization, severance and the special items discussed below declined 7.1 percent to $146.4 million in the fourth quarter of 2010 compared with $157.6 million in the fourth quarter of 2009. On a GAAP basis, the Company had an operating profit of $111.6 million in the fourth quarter of 2010 compared with $136.0 million in the fourth quarter of 2009.
  For 2010, operating profit excluding depreciation, amortization, severance and the special items discussed below increased 20.0 percent to $384.3 million compared with $320.2 million in 2009, and on a GAAP basis, operating profit increased to $234.1 million from $74.1 million in 2009.
  Diluted earnings per share from continuing operations excluding severance and the special items discussed below were $.46 per share in the fourth quarter of 2010 compared with $.44 in the same period of 2009. On a GAAP basis, the Company had diluted earnings per share from continuing operations of $.44 per share in the fourth quarter of 2010 compared with $.48 in the fourth quarter of 2009.
  The Company has continued to manage its liquidity position and ended the year with net debt, as defined below, of approximately $597 million and total debt and capital lease obligations of approximately $996 million.

“In 2010 we demonstrated further progress toward our long-term strategy of re-engineering our Company, and grew operating profit excluding depreciation, amortization, severance and special items by 20 percent for the year,” said Janet L. Robinson, president and chief executive officer, The New York Times Company. “During the fourth quarter we maintained our relentless focus on managing costs to mitigate the effects that the ongoing transformation of our industry and an uneven economic recovery had on our operating performance.

“The advertising marketplace was volatile during the quarter. The progress we made on the print advertising front in October and November was not sustained in December due to a combination of difficult year-over-year comparisons and advertiser caution about the economy and consumer spending. And although digital advertising remained strong and grew 11 percent, it could not fully offset the 7 percent decline in print advertising revenues in the fourth quarter.

“We have remained focused on diversifying our revenues and strengthening our digital businesses. Advertising revenues from our digital products have become a much more significant part of our mix and made up 26 percent of the Company’s total advertising revenues in the fourth quarter.

“We have continued to strengthen our balance sheet and improve our liquidity position. In November, we completed a $225.0 million offering of 6.625 percent senior notes and with the proceeds from this transaction, along with strong cash flow from operations, we ended 2010 with $400 million in cash and short-term investments, even after making pension contributions of about $176 million during the year."

Comparisons

All quarterly and annual comparisons exclude the results of WQXR-FM, a New York City classical radio station, which was sold in the fourth quarter of 2009. Its results are reported as discontinued operations.

There were no special items in the fourth quarter of 2010.

The fourth-quarter 2009 results from continuing operations included the following special items:

  A $56.7 million ($32.4 million after tax or $.22 per share) pension curtailment gain resulting from the freezing of benefits under various Company-sponsored qualified and non-qualified pension plans.
  An $18.3 million ($10.5 million after tax or $.07 per share) charge for a loss on leases ($14.8 million) and a fee ($3.5 million) for the early termination of a third-party printing contract.
  A $4.2 million ($2.6 million after tax or $.01 per share) charge for a write-down of assets due to the reduced scope of a systems project.

In addition to these special items, the Company had $4.7 million ($2.8 million after tax or $.02 per share) in severance costs in the fourth quarter of 2010 compared with $24.6 million ($14.3 million after tax or $.10 per share) in the fourth quarter of 2009.

Unless otherwise noted all comparisons are for the fourth quarter of 2010 to the fourth quarter of 2009. This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Fourth-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 2.9 percent to $661.7 million from $681.2 million. Advertising revenues declined 3.1 percent, circulation revenues declined 3.6 percent and other revenues increased 3.1 percent.

The increase in digital advertising revenues, which rose 11.1 percent, partially offset a 7.2 percent decrease in print advertising revenues. Circulation revenues were lower due to a decline in copies sold across the News Media Group.

Operating Costs

Operating costs decreased 5.3 percent to $550.0 million from $580.7 million. Depreciation and amortization decreased to $30.1 million from $31.3 million.

Excluding depreciation, amortization and severance, operating costs decreased 1.8 percent to $515.2 million from $524.9 million. Decreases in benefits expense, compensation costs and various other costs were partially offset by increases in raw materials expense.

Newsprint expense increased 28.4 percent, with 32.4 percent from higher pricing offset in part by 4.0 percent from lower consumption.

Fourth-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 2.9 percent to $626.5 million from $644.8 million. Advertising revenues declined 3.0 percent, circulation revenues declined 3.6 percent, and other revenues increased 2.6 percent.

The increase in digital advertising revenues, which rose 20.3 percent, partially offset a 7.2 percent decrease in print advertising revenues. Circulation revenues were lower due to a decline in copies sold across the News Media Group.

News Media Group operating costs decreased 4.8 percent to $516.1 million from $542.3 million. Excluding depreciation, amortization and severance, operating costs decreased 1.0 percent to $484.5 million from $489.2 million as decreases in benefits expense, compensation costs and various other costs were partially offset by increases in raw materials expense.

Operating profit for the News Media Group was $110.3 million in the fourth quarter of 2010 compared with $81.4 million in the fourth quarter of 2009. Excluding depreciation, amortization, severance and special items, operating profit in the fourth quarter of 2010 decreased 9.6 percent to $141.9 million from $156.9 million, due to lower revenues.

About Group

About Group revenues decreased 3.0 percent to $35.2 million from $36.3 million due to lower cost-per-click and display advertising. The decrease in cost-per-click advertising was a result of lower page views and click-through rates.

About Group operating costs increased 3.9 percent to $19.1 million from $18.3 million. Excluding depreciation and amortization, operating costs increased 3.4 percent to $16.1 million from $15.6 million primarily because of higher marketing expenses.

Operating profit decreased 10.0 percent to $16.2 million from $18.0 million. Excluding depreciation and amortization, operating profit decreased 7.8 percent to $19.1 million from $20.7 million, due to lower advertising revenues and higher costs.

Corporate

Corporate operating costs decreased 26.0 percent to $14.9 million from $20.1 million primarily due to the timing of variable compensation.

The pension curtailment gain of $56.7 million was recognized at Corporate in the fourth quarter of 2009. As a result, Corporate had an operating profit of $36.6 million for the fourth quarter and $2.0 million for the full year of 2009.

Other Financial Data

Digital Revenues

Digital businesses include NYTimes.com, About.com, Boston.com, other Company Web sites and related digital products. In the fourth quarter, total digital revenues increased 11.0 percent to $113.2 million from $102.0 million, and digital advertising revenues increased 11.1 percent to $100.6 million from $90.6 million. Digital advertising revenues at the News Media Group increased 20.3 percent to $67.5 million from $56.1 million mainly due to strong growth in national display advertising. In total, digital businesses accounted for 17.1 percent of the Company’s revenues for the fourth quarter of 2010 versus 15.0 percent for the fourth quarter of 2009.

For 2010, the Company’s digital revenues increased 14.8 percent to $387.3 million from $337.4 million for 2009, and digital advertising revenues increased 15.9 percent to $341.4 million from $294.5 million. Digital advertising revenues at the News Media Group increased 18.3 percent to $212.2 million from $179.3 million mainly due to strong growth in national display advertising. In total, digital businesses accounted for 16.2 percent of the Company’s revenues for 2010 versus 13.8 percent for 2009.

Joint Ventures

Loss from joint ventures was $3.2 million compared with income from joint ventures of $0.3 million in the fourth quarter of 2009.

Interest Expense-net

Interest expense, net increased to $23.2 million from $20.9 million as a result of higher average debt outstanding.

Income Taxes

The Company had an effective income tax rate of 21.2 percent in the fourth quarter and 38.7 percent for the full year of 2010. In the fourth quarter of 2010, income tax expense was reduced by approximately $19 million for the reversal of reserves for uncertain tax positions due to the closing of tax audits and the lapse of applicable statutes of limitations. The effective tax rate for the 2010 full year was unfavorably affected by a one-time tax charge of approximately $11 million for the reduction in future tax benefits for retiree health benefits resulting from the federal health care legislation enacted in 2010.

The Company had an effective income tax rate of 38.2 percent in the fourth quarter and 58.4 percent for the full year of 2009. The high tax rate for the year was driven by the impact of certain items, including the reduction of deferred tax asset balances resulting from lower income tax rates, on near break-even results in 2009.

Liquidity

In November 2010, the Company completed a $225.0 million private debt offering of 6.625 percent senior unsecured notes due 2016.

The following table details the maturities and carrying values of the Company's debt and capital lease obligations as of December 26, 2010. Net debt represents debt and capital lease obligations, net of cash and short-term investments.

(in thousands)
2012 4.61% medium-term notes	$75,000
2015 5.0% notes and 14.053% notes	500,000
2016 6.625% senior notes	225,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$1,050,000
Unamortized amounts	(60,281)
Carrying value of debt	$989,719
Capital lease obligations	6,724
Total debt and capital lease obligations	$996,443
Less: Cash and short-term investments	399,642
Net debt	$596,801

The Company believes net debt provides a useful measure of the Company’s liquidity and overall debt position.

As of the end of the fourth quarter of 2010, excluding letters of credit, there were no outstanding borrowings under the Company’s $400.0 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $15 million in the fourth quarter and approximately $35 million for the full year.

Pension Obligations

The Company made contributions of approximately $70 million in the fourth quarter and approximately $176 million for the full year to certain Company qualified pension plans. The majority of these contributions were discretionary.

For accounting purposes on a GAAP basis, based on preliminary results, the underfunded status of the Company’s qualified pension plans as of December 26, 2010, was approximately $447 million, an improvement of approximately $74 million from year-end 2009.

For funding purposes on an ERISA basis, based on preliminary results, the underfunded status of the Company’s qualified pension plans as of January 1, 2011, was approximately $275 million, an improvement of approximately $145 million from the prior year. In 2010, the funded status of these pension plans benefited from contributions and favorable asset performance offset, in part, by lower interest rates.

The Company made a $9.0 million contribution to one of its Company-sponsored qualified pension plans in January. The Company may make discretionary contributions in 2011 to its Company-sponsored qualified pension plans based on cash flows, pension asset performance, interest rates and other factors, but will not be required to make mandatory contributions except for contractual contributions of approximately $32 million in connection with The New York Times Newspaper Guild pension plan.

Outlook

Advertising revenue continues to be highly volatile, particularly over the past two months. Accordingly, visibility remains limited. In January 2011 print advertising started out soft and strengthened as the month progressed. Weather was likely a factor impacting volatility and results in the month. The Company finished the month with print advertising revenues decreasing at approximately the same level the Company experienced in the fourth quarter of 2010, and digital advertising revenues increasing in the mid-single digits, as the Company experienced continued strength at the News Media Group partially offset by softness at the About Group.

Circulation revenues in the first quarter are expected to decrease in line with the declines the Company experienced in the second half of 2010.

The Company remains committed to aggressively managing operating expenses despite higher newsprint prices and pension expense. Given current industry forecasts, in 2011, newsprint prices are expected to increase and negatively impact operating expense, particularly in the first half of 2011.

In addition, the Company expects the following on a pre-tax basis in 2011:

  Depreciation and amortization: $125 to $130 million,
  Interest expense, net: $100 to $105 million, and
  Capital expenditures: $45 to $55 million.

Conference Call Information

The Company’s fourth-quarter 2010 earnings conference call will be held on Thursday, February 3, at 11:00 a.m. E.T. To access the call, dial 877-795-3635 (in the U.S.) and 719-325-4838 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, February 4. The access code is 5427341.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading media company with 2010 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change
Revenues
Advertising	$385,843	$398,018	-3.1%	$1,300,361	$1,336,291	-2.7%
Circulation	230,674	239,330	-3.6%	931,493	936,486	-0.5%
Other (a)	45,159	43,803	3.1%	161,609	167,662	-3.6%
Total	661,676	681,151	-2.9%	2,393,463	2,440,439	-1.9%

Operating costs
Production costs	246,743	238,155	3.6%	961,778	1,021,230	-5.8%
Selling, general and administrative costs	273,155	311,320	-12.3%	1,054,199	1,152,874	-8.6%
Depreciation and amortization	30,134	31,258	-3.6%	120,950	133,696	-9.5%
Total	550,032	580,733	-5.3%	2,136,927	2,307,800	-7.4%

Write-down of assets (b)	-	4,179	N/A	16,148	4,179	*

Pension withdrawal (gain)/expense (c)	-	(1,318)	N/A	6,268	78,931	-92.1%

Net pension curtailment gain (d)	-	56,671	N/A	-	53,965	N/A

Loss on leases and other (e)	-	18,270	N/A	-	34,633	N/A

Gain on sale of assets (f)	-	-	N/A	-	5,198	N/A

Operating profit	111,644	135,958	-17.9%	234,120	74,059	*

(Loss)/income from joint ventures (g)	(3,236)	332	*	19,035	20,667	-7.9%

Gain on sale of investment (h)	-	-	N/A	9,128	-	N/A

Interest expense, net	23,237	20,871	11.3%	85,062	81,701	4.1%

Premium on debt redemption (i)	-	-	N/A	-	9,250	N/A

Income from continuing operations before
income taxes	85,171	115,419	-26.2%	177,221	3,775	*

Income tax expense	18,072	44,059	-59.0%	68,516	2,206	*

Income from continuing operations	67,099	71,360	-6.0%	108,705	1,569	*

Discontinued operations: (j)
Loss from discontinued operations,
net of income taxes	-	(107)	N/A	-	(1,156)	N/A
Gain on sale, net of income taxes	-	19,488	N/A	13	19,488	-99.9%

Income from discontinued operations,
net of income taxes	-	19,381	N/A	13	18,332	-99.9%

Net income	67,099	90,741	-26.1%	108,718	19,901	*

Net loss/(income) attributable to the noncontrolling interest	40	178	-77.5%	(1,014)	(10)	*

Net income attributable to The New York Times Company common stockholders	$67,139	$90,919	-26.2%	$107,704	$19,891	*

Amounts attributable to The New York Times
Company common stockholders:
Income from continuing operations	$67,139	$71,538	-6.1%	$107,691	$1,559	*
Income from discontinued operations	-	19,381	N/A	13	18,332	-99.9%
Net income	$67,139	$90,919	-26.2%	$107,704	$19,891	*

Average Number of Common Shares Outstanding:
Basic	145,947	144,530	1.0%	145,636	144,188	1.0%
Diluted	151,048	150,189	0.6%	152,600	146,367	4.3%

Basic Earnings Per Share attributable to The New York
Times Company common stockholders:
Income from continuing operations	$0.46	$0.50	-8.0%	$0.74	$0.01	*
Income from discontinued operations	0.00	0.13	N/A	0.00	0.13	N/A
Net income	$0.46	$0.63	-27.0%	$0.74	$0.14	*

Diluted Earnings Per Share attributable to The New York
Times Company common stockholders:
Income from continuing operations	$0.44	$0.48	-8.3%	$0.71	$0.01	*
Income from discontinued operations	0.00	0.13	N/A	0.00	0.13	N/A
Net income	$0.44	$0.61	-27.9%	$0.71	$0.14	*

Dividends Per Share	$0.00	$0.00	N/A	$0.00	$0.00	N/A

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change

Revenues
News Media Group	$626,451	$644,847	-2.9%	$2,257,386	$2,319,378	-2.7%
About Group	35,225	36,304	-3.0%	136,077	121,061	12.4%
Total	$661,676	$681,151	-2.9%	$2,393,463	$2,440,439	-1.9%

Operating Profit/(Loss)
News Media Group	$110,328	$81,391	35.6%	$219,242	$21,163	*
About Group	16,170	17,971	-10.0%	61,952	50,881	21.8%
Corporate	(14,854)	36,596	*	(47,074)	2,015	*
Total	$111,644	$135,958	-17.9%	$234,120	$74,059	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items (k)
News Media Group	$141,938	$156,942	-9.6%	$357,561	$311,776	14.7%
About Group	19,104	20,718	-7.8%	73,561	62,326	18.0%
Corporate	(14,609)	(20,075)	-27.2%	(46,826)	(53,873)	-13.1%
Total	$146,433	$157,585	-7.1%	$384,296	$320,229	20.0%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2010
	Fourth Quarter	% Change vs. 2009	Full Year	% Change vs. 2009

The New York Times Media Group
Advertising	$244,001	-2.9%	$780,424	-2.1%
Circulation	169,642	-3.0%	683,717	0.0%
Other	27,122	2.5%	92,697	-8.3%
Total	$440,765	-2.6%	$1,556,838	-1.6%

New England Media Group
Advertising	$60,974	-2.6%	$213,720	-7.4%
Circulation	41,265	-5.2%	167,360	-0.4%
Other	10,968	0.5%	42,809	2.6%
Total	$113,207	-3.3%	$423,889	-3.8%

Regional Media Group
Advertising	$47,717	-4.0%	$177,056	-8.2%
Circulation	19,767	-5.2%	80,416	-5.4%
Other	4,995	8.0%	19,187	1.2%
Total	$72,479	-3.6%	$276,659	-6.8%

Total News Media Group
Advertising	$352,692	-3.0%	$1,171,200	-4.1%
Circulation	230,674	-3.6%	931,493	-0.5%
Other (a)	43,085	2.6%	154,693	-4.4%
Total	$626,451	-2.9%	$2,257,386	-2.7%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2010
	Fourth Quarter	% Change vs. 2009	Full Year	% Change vs. 2009

News Media Group
National	$208,114	-2.4%	$664,377	-0.5%
Retail	88,171	-2.4%	277,196	-7.9%
Classified:
Help-Wanted	8,713	-1.4%	37,472	-5.4%
Real Estate	15,674	-5.9%	65,943	-14.2%
Automotive	9,457	-15.3%	38,260	-13.9%
Other	11,799	-8.4%	49,236	-7.0%
Total Classified	45,643	-7.9%	190,911	-10.7%
Other	10,764	3.4%	38,716	0.6%
Total News Media Group	352,692	-3.0%	1,171,200	-4.1%

About Group	33,151	-3.9%	129,161	12.1%

Total Company	$385,843	-3.1%	$1,300,361	-2.7%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income and digital archives.

(b)	In the third quarter of 2010, the Company recorded a $16.1 million charge for a write-down of assets at The Boston Globe's printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of 2009. After exploring different opportunities for the assets at Billerica, the Company entered into an agreement in the third quarter of 2010 to sell the majority of these assets to a third party. In the fourth quarter of 2009, the Company recorded a $4.2 million charge for a write-down of assets due to the reduced scope of a systems project at the News Media Group.

(c)

In the third quarter of 2010, the Company recorded a $6.3 million charge for an adjustment to estimated pension withdrawal obligations under several multiemployer pension plans at The Boston Globe. In 2009, the Company recorded a $78.9 million charge for estimated pension withdrawal obligations under several multiemployer pension plans. The charge was a result of amendments to various collective bargaining agreements at The Boston Globe that allowed the withdrawal from these multiemployer plans and for a pension withdrawal obligation under a multiemployer pension plan related to the closure of City & Suburban, the Company's retail and newsstand distribution subsidiary.

(d)	In 2009, the Company recorded a net pension curtailment gain of $54.0 million, of which $56.7 million was recorded in the fourth quarter of 2009, resulting from the freezing of benefits under various Company-sponsored qualified and non-qualified pension plans.

(e)	In the fourth quarter of 2009, the Company recorded an $18.3 million charge for a loss on leases ($14.8 million) and a fee for the early termination of a third-party printing contract ($3.5 million). The lease charge includes an $8.3 million loss on a lease for office space at The New York Times Media Group as well as an adjustment of $6.5 million to the estimated loss on leases recorded in the first quarter of 2009 ($16.3 million) associated with the City & Suburban closing.

(f)	In 2009, the Company recorded a gain on the sale of surplus real estate assets of $5.2 million at the Regional Media Group.

(g)	In the first quarter of 2010, the Company recorded a $12.7 million pre-tax gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the pre-tax gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(h)	In the second quarter of 2010, the Company sold 50 of its units in New England Sports Ventures, LLC, doing business as Fenway Sports Group, resulting in a pre-tax gain of $9.1 million. Following the sale, the Company’s ownership interest in Fenway Sports Group is 16.57%. The Company is exploring the sale of its remaining 700 units in Fenway Sports Group, in whole or in parts.

(i)	In 2009, the Company recorded a $9.3 million charge for a premium on the redemption of the Company's $250.0 million of notes, which was completed in April 2009.

(j)	In the fourth quarter of 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented. In 2010, the Company had income from discontinued operations as a result of changes to certain estimates included in the gain on the sale.
Results for WQXR-FM were as follows:

	Fourth Quarter		Full Year
	2010	2009	2010	2009
Revenues	$-	$222	$-	$5,062
Pre-tax loss	$-	$(178)	$-	$(2,020)
Income tax benefit	-	(71)	-	(864)
Loss from discontinued operations, net of income taxes	-	(107)	-	(1,156)
Gain on sale, net of income taxes:
Gain on sale	-	34,914	16	34,914
Income tax expense	-	15,426	3	15,426
Gain on sale, net of income taxes	-	19,488	13	19,488
Income from discontinued operations, net of income taxes	$-	$19,381	$13	$18,332
(k)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.
Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Fourth Quarter
	2010	2009	% Change

Diluted earnings per share from continuing operations	$0.44	$0.48	-8.3%

Add:

Severance	0.02	0.10

Special items:
Write-down of assets	-	0.01
Net pension curtailment gain	-	(0.22)
Loss on leases and other	-	0.07
Diluted earnings per share from continuing operations excluding severance and special items	$0.46	$0.44	4.5%

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Fourth Quarter 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$110,328	$16,170	$(14,854)	$111,644

Add:
Depreciation & amortization	27,200	2,934	-	30,134

Severance	4,410	-	245	4,655

Operating profit/(loss) before depreciation &
amortization and severance	$141,938	$19,104	$(14,609)	$146,433

	Fourth Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit	$81,391	$17,971	$36,596	$135,958

Add:

Depreciation & amortization	28,511	2,747	-	31,258

Severance	24,591	-	-	24,591

Special items:
Write-down of assets	4,179	-	-	4,179
Net pension curtailment gain	-	-	(56,671)	(56,671)
Loss on leases and other	18,270	-	-	18,270

Operating profit/(loss) before depreciation &
amortization, severance and special items	$156,942	$20,718	$(20,075)	$157,585

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	35.6%	-10.0%	*	-17.9%

Add:

Depreciation & amortization	-4.6%	6.8%	N/A	-3.6%

Severance	-82.1%	N/A	N/A	-81.1%

Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Net pension curtailment gain	N/A	N/A	N/A	N/A
Loss on leases and other	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation &
amortization, severance and special items	-9.6%	-7.8%	-27.2%	-7.1%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Full Year 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$219,242	$61,952	$(47,074)	$234,120

Add:

Depreciation & amortization	109,341	11,609	-	120,950

Severance	6,562	-	248	6,810

Special items:
Write-down of assets	16,148	-	-	16,148
Pension withdrawal expense	6,268	-	-	6,268

Operating profit/(loss) before depreciation &
amortization, severance and special items	$357,561	$73,561	$(46,826)	$384,296

	Full Year 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit	$21,163	$50,881	$2,015	$74,059

Add:

Depreciation & amortization	122,609	11,087	-	133,696

Severance	52,753	358	783	53,894

Special items:
Write-down of assets	4,179	-	-	4,179
Pension withdrawal expense	78,931	-	-	78,931
Net pension curtailment expense/(gain)	2,706	-	(56,671)	(53,965)
Loss on leases and other	34,633	-	-	34,633
Gain on sale of assets	(5,198)	-	-	(5,198)
Operating profit/(loss) before depreciation &
amortization, severance and special items	$311,776	$62,326	$(53,873)	$320,229

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	21.8%	*	*

Add:

Depreciation & amortization	-10.8%	4.7%	N/A	-9.5%

Severance	-87.6%	N/A	-68.3%	-87.4%

Special items:
Write-down of assets	*	N/A	N/A	*
Pension withdrawal expense	-92.1%	N/A	N/A	-92.1%
Net pension curtailment expense/(gain)	N/A	N/A	N/A	N/A
Gain on sale of assets	N/A	N/A	N/A	N/A
Loss on leases and other	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation &
amortization, severance and special items	14.7%	18.0%	-13.1%	20.0%

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change

Total Company

Operating costs	$550,032	$580,733	-5.3%	$2,136,927	$2,307,800	-7.4%

Less:

Depreciation & amortization	30,134	31,258		120,950	133,696

Severance	4,655	24,591		6,810	53,894

Operating costs before depreciation & amortization and severance	515,243	524,884	-1.8%	2,009,167	2,120,210	-5.2%

Less:

Raw materials	45,460	36,038		160,422	166,387

Operating costs before depreciation & amortization, severance and raw materials	$469,783	$488,846	-3.9%	$1,848,745	$1,953,823	-5.4%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change

News Media Group

Operating costs	$516,123	$542,325	-4.8%	$2,015,728	$2,182,964	-7.7%

Less:
Depreciation & amortization	27,200	28,511		109,341	122,609

Severance	4,410	24,591		6,562	52,753

Operating costs before depreciation & amortization and severance	$484,513	$489,223	-1.0%	$1,899,825	$2,007,602	-5.4%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change

About Group

Operating costs	$19,055	$18,333	3.9%	$74,125	$70,180	5.6%

Less:

Depreciation & amortization	2,934	2,747		11,609	11,087

Severance	-	-		-	358

Operating costs before depreciation & amortization and severance	$16,121	$15,586	3.4%	$62,516	$58,735	6.4%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com